Exhibit 99.1

AGL Resources Expects 2007 Earnings to Be at Lower End of Previously Announced Earnings Guidance Range

Atlanta, GA – October 22, 2007 – AGL Resources Inc. (NYSE: ATG) announced that its third quarter 2007 earnings results are expected to be in the range of $0.16 to $0.18 per basic share.  Based on these results and the outlook for the remainder of the year, the company expects full-year 2007 earnings to be at the lower end of its previously announced guidance range of $2.75 to $2.85 per basic share.

These results are principally due to lower contributions from the Wholesale Services segment (Sequent Energy) driven by lower volatility in the natural gas wholesale market.  The reduction in natural gas price volatility has limited Sequent’s opportunity to generate margins from storage and transportation arbitrage.  The current expectation is that earnings in the Wholesale Services segment will be below the 2007 EBIT (earnings before interest and taxes) contribution range included in the company’s previously announced earnings guidance, but will be partially offset by improved results in the company’s other business segments.

“We have a commitment to our investors to provide as much transparency around our results as possible, and in as timely a manner as we can,” said John W. Somerhalder II, president and chief executive officer of AGL Resources.  “While our other business units, including our core utility business, have seen strong year-to-date results and remain on track to meet or exceed our expectations, we clearly have seen and continue to see a lack of volatility in the natural gas markets that has impacted Sequent’s ability to generate economic value.”

The expectation for 2007 earnings assumes normal winter weather conditions in the fourth quarter, with no material impact to earnings from the effect of forward natural gas price movements on storage and transportation hedges in the Wholesale Services segment.  Changes in these factors, as well as other circumstances or events the company cannot currently anticipate, could result in earnings for fiscal 2007 that are above or below this outlook.

AGL Resources does not provide or publish forecasts of quarterly earnings or other quarterly results, and this announcement is not intended to change that policy.  AGL Resources will report its third-quarter and year-to-date earnings results on Thursday, November 1, 2007.  The earnings release will be issued prior to the market opening, followed by a conference call and webcast with the investor community at 9 a.m. ET.  The company will discuss third-quarter and year-to-date 2007 earnings results and its expectations for full-year 2007 results in more detail at that time.

The earnings call and webcast can be accessed via the Investor Relations section of the AGL Resources Web site at www.aglresources.com, or by dialing (866) 700-5192 (in the United States) or (617) 213-8833 (outside the United States), and using the confirmation code 25466134.  A webcast replay of the call will be available on the Web site through the close of business on Thursday, November 8, 2007.  The telephone replay can be accessed by dialing (888) 286-8010, using the passcode 96410247.  International callers should dial (617) 801-6888 and use the same passcode.

About AGL Resources

AGL Resources (NYSE: ATG), an Atlanta-based energy services company, serves more than 2.2 million customers in six states.  As a 70 percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand.  The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout the nation.  The company also owns and operates Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana.  For more information, visit www.aglresources.com.

Forward-Looking Statements

Certain expectations and projections regarding our future performance referenced in this press release are forward-looking statements. Forward-looking statements involve matters that are not historical facts and because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "can," "could," "estimate," "expect," "forecast," “future,” "indicate," "intend," "may," “outlook,” "plan," "predict," "project,” "seek," "should," "target," "will," "would," or similar expressions. Our expectations are not guarantees and are based on currently available competitive, financial and economic data along with our operating plans. While we believe our expectations are reasonable in view of the currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors - many beyond our control - that could cause results to differ significantly from our expectations.

Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; impact of acquisitions and divestitures; direct or indirect effects on AGL Resources' business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions and general economic conditions; uncertainties about environmental issues and the related impact of such issues; the impact of changes in weather upon the temperature-sensitive portions of the business; impacts of natural disasters such as hurricanes upon the supply and price of natural gas; acts of war or terrorism; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes.

Supplemental Information

Company management evaluates segment financial performance based on earnings before interest and taxes (EBIT), which includes the effects of corporate expense allocations. EBIT is a non-GAAP (accounting principles generally accepted in the United States of America) financial measure. Items that are not included in EBIT are financing costs, including debt and interest expense and income taxes. The company evaluates each of these items on a consolidated level and believes EBIT is a useful measurement of our performance because it provides information that can be used to evaluate the effectiveness of our businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

EBIT should not be considered an alternative to, or a more meaningful indicator of, the company's operating performance than operating income or net income as determined in accordance with GAAP. In addition, the company's EBIT may not be comparable to similarly titled measures of another company.

Reconciliation of non-GAAP financial measures referenced in this press release and otherwise in the earnings conference call and webcast is attached to this press release and is available on the company's website at www.aglresources.com under the Investor Relations section.

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Contacts:               Financial
Steve Cave
Office:  404-584-3801
Cell: 678-642-4258
scave@aglresources.com

Media
John Kennedy
Office:  404-584-4319
Cell:     404-227-3565
jkennedy@aglresources.com